Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: John Hatsopoulos American DG Energy Inc. 781.622.1120 john.hatsopoulos@americandg.com	Media Contact: Christine Cobuzzi American DG Energy Inc. 781.522.6014 christine.cobuzzi@americandg.com

American DG Energy and EuroSite Power Restructure Balance Sheet

Reduces Current and Future Interest Expense by $5.1 Million and Reduces Debt by $3.1 Million

WALTHAM, Mass. – October 06, 2014 – American DG Energy Inc. (NYSE MKT: ADGE) and EuroSite Power Inc. (OTCQB: EUSP), leading On-Site Utilities, offering clean electricity, heat, hot water and cooling solutions to hospitality, healthcare, housing and athletic facilities, in America and Europe announced the favorable restructuring of their balance sheets to enable future growth. John Hatsopoulos, CEO of American DG Energy and Chairman of the Board of EuroSite Power, stated: “I am excited to announce that we executing in creative ways to finance our companies. We have reduced the future interest expense on our convertible debt, as well as our convertible debt levels, in a way which allows us to use our cash to fuel our future growth.”

Under the terms of the agreement, the combined companies eliminated approximately $5.1 million in current and future interest expense on their convertible debt and reduced principal by approximately $3.1 million. This transaction significantly increases the equity of EuroSite Power and the combined companies.

More specifically:

•	American DG Energy eliminated $4.7 million in current and future interest on its convertible debt in exchange for approximately 9.4 million outstanding shares of EuroSite Power’s common stock owned by it plus warrants, exercisable at $0.60 per share, to purchase from American DG Energy additional outstanding shares of Eurosite Power owned by American DG Energy. As a result of this exchange, all of American DG Energy’s convertible debt is now zero coupon.
•	Convertible debt holders of EuroSite Power have converted approximately $3.1 million of convertible debt for 6.1 million new EuroSite Power common shares. This will save approximately $350,000 of future interest expense and reduce EuroSite Power’s debt level by 56% from $5.5 million to $2.4 million.

About American DG Energy

American DG Energy supplies low-cost energy to its customers through distributed power generating systems. The Company is committed to providing institutional, commercial and small industrial facilities with clean, reliable power, cooling, heat and hot water at lower costs than charged by local utilities – without any capital or start-up costs to the energy user – through its On-Site Utility energy solutions. American DG Energy is headquartered in Waltham, Massachusetts. Learn more about how American DG Energy (NYSE MKT: ADGE) reduces energy costs at www.americandg.com or follow us on Facebook and Twitter.

About EuroSite Power

EuroSite Power provides institutional, commercial and small industrial properties with clean, reliable power, cooling, heat and hot water at lower costs than charged by local utilities – without any capital or start-up costs to the energy user. EuroSite Power, formed to introduce the On-Site Utility solution into the European market, is a subsidiary of American DG Energy Inc. More information can be found at http://www.eurositepower.co.uk/.

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FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond American DG Energy’s and EuroSite Power’s control. Factors that could materially affect actual results can be found in American DG Energy’s and EuroSite Power’s filings with the U.S. Securities and Exchange Commission. American DG Energy and EuroSite Power undertake no obligation to update publicly (except to the extent required by law) any forward-looking statements for any reason after the date hereof.